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                                                                      EXHIBIT 99


                             RIVERWOOD HOLDING, INC.
            RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO EBITDA
                            (IN THOUSANDS OF DOLLARS)
                                   (UNAUDITED)


                                                           Coated            Container-
                                                            Board               board            Corporate              Total
                                                          ----------         ------------        ----------           ----------
FIRST THREE MONTHS 2001:
   Income (Loss) from Operations                          $   26,309         $   (3,476)         $  (12,016)          $   10,817
   Add:  Depreciation and amortization                        33,700              3,968               3,600               41,268
             Other non-cash charges (A)                        4,264                102               2,733                7,099
                                                          ----------         ----------          ----------           ----------
EBITDA (B)                                                $   64,273         $      594          $   (5,683)          $   59,184
                                                          ==========         ==========          ==========           ==========

FIRST THREE MONTHS 2000:
   Income (Loss) from Operations                          $   30,102         $      328          $   (6,334)          $   24,096
   Add:  Depreciation and amortization                        30,832              4,862               1,806               37,500
             Dividends from equity investments                    --                 --                 590                  590
             Other non-cash charges (A)                          768                 92                 990                1,850
                                                          ----------         ----------          ----------           ----------
EBITDA (B)                                                $   61,702         $    5,282          $   (2,948)          $   64,036
                                                          ==========         ==========          ==========           ==========


Notes:

(A) Other non-cash charges include non-cash charges for LIFO accounting, pension, postretirement and postemployment benefits, and amortization of premiums on hedging contracts deducted in determining net income.

(B) EBITDA is defined as consolidated net income (exclusive of non-cash charges resulting from purchase accounting during the periods subsequent to the Merger) before consolidated interest expense, consolidated income taxes, consolidated depreciation and amortization, and other non-cash charges deducted in determining consolidated net income, extraordinary items and the cumulative effect of accounting changes and earnings of, but including dividends from, non-controlled affiliates. The Company believes that EBITDA provides useful information regarding the Company's debt service ability, but should not be considered in isolation.


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